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Contact:	Suzy W. Taylor
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FIRSTCITY FINANCIAL CORPORATION ( NASDAQ FCFC) ANNOUNCES ADDITIONAL EXTENSION
BY LENDER RELATED TO FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006

Waco, Texas April 30, 2007…… FirstCity Financial Corporation (NASDAQ: FCFC) today announced that FirstCity has obtained the consent of the Bank of Scotland, as agent and lender, to the delivery of the annual audited financial statements of FirstCity for Fiscal Year 2006 and the Annual Report on Form 10-K for the year ended December 31, 2006 by a date not later than May 31, 2007, under the terms of both FirstCity’s Revolving Credit Agreement dated as of November 12, 2004, and the acquisition facility provided to FH Partners  L.P., a wholly-owned affiliate of FirstCity, under the Revolving Credit Agreement dated as of August 26, 2005, to allow FirstCity and FH Partners, L.P. to continue to utilize those loan facilities in the normal course of business.

FirstCity has previously announced that the filing of its 2006 10-K would be delayed as a result of the independent investigation by the Audit Committee of FirstCity’s Board of Directors.  The independent investigation is ongoing, and, as a result, FirstCity is currently unable to estimate when it expects to file its 2006 Form 10-K or announce results for each of the year and quarter ended December 31, 2006.

Forward — Looking Statements

This press release contains statements that are forward-looking in nature, including, without limitation, statements relating to the filing of FirstCity’s 2006 Form 10-K and announcement of FirstCity’s financial results for the 2006 fourth quarter and fiscal year; and the timing, results and effect of the independent Audit Committee investigation.  These statements are just management’s expectations and involve risks and uncertainties, such that actual results may differ significantly.  These risks include, but are not limited to, additional actions resulting from the continuing independent Audit Committee investigation.

FirstCity Financial is a diversified financial services company with operations dedicated to portfolio asset acquisition and resolution with offices in the U.S. and with affiliate organizations in France and Mexico. Its common stock is listed on the NASDAQ Global Select Market System under the symbol “FCFC.”